                                                                    EXHIBIT 10.7

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  Neither party shall be bound by any agreement in whole or in part unless and until this document is executed and delivered by both parties.
       This document is otherwise intended for discussion purposes only.
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                                :CRQ-TM- :Cue-TM-
                  BROADCAST STATION AND CABLE CHANNEL AGREEMENT

                       THE PARTIES TO THIS AGREEMENT ARE:

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("DCCI")                                          ("BELO")
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DIGITALCONVERGENCE.:COM INC.                      BELO INTERACTIVE, INC.
630 Fifth Avenue                                  714 Jackson Street, Suite 1025
New York, NY 10111                                Dallas, Texas 75202
Phone 212 218 5270                                Phone 214 977 6685
Fax 212 218 5263                                  Fax 214 977 7151
Attn: John G. Huncke                              Attn: James M. Moroney, III
Executive Vice President, Media Group             President
jhuncke@digitalconvergence.com
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                               - PRINCIPAL TERMS -

         This :CRQ-TM- :Cue-TM- Broadcast Station Agreement and Cable Channel agreement (the "Agreement") between DCCI and Belo (the "PARTIES") is dated as of April 4, 2000 and, upon execution by both Parties, shall bind them in accordance with the terms and conditions of these Principal Terms and the General that are annexed below and made a part of this Agreement. Capitalized terms not defined in the Principal Terms or the Annex of Definitions attached hereto as Exhibit I, which is incorporated by reference, are defined in the General Terms.

         A.       As used in this Agreement:

         1. "TERM" means the period beginning as of August 1, 2000 and continuing for eighteen (18) months thereafter, subject to all provisions below. Belo has the right to renew the Term for a consecutive additional eighteen (18) month period ("FIRST RENEWAL PERIOD") as follows: Beginning ninety (90) days before the end of the Term, the Parties will negotiate in good faith the economic terms of the license for the Renewal Period for up to sixty (60) days. DCCI will offer to Belo economic terms for such Renewal Period for each of its Belo Stations, Station-by-Station, on a most-favored-nations basis with any other free over-the-air local television stations and local basic cable channel or program service then under license from DCCI for the :CRQ :Cue Technology in comparable market areas to those in which such Belo Stations are located. For purposes of the prior sentence, unless otherwise agreed by the Parties, the Parties will compare one Belo Television Market to another station market with reference to the cost per rating point in the respective markets. Provided the Parties extend the Term for a particular Belo Station for the First Renewal Period, Belo shall have the right to extend the Term for such Belo Station for a second consecutive Renewal Period of eighteen
                  (18) months ( the "SECOND RENEWAL PERIOD") under the same procedure above as for the First Renewal Period.

                                        1

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         2.       "MARKETS" shall mean the Belo Cable News Markets and the Belo
                  Television Markets, as specified in the fee table set forth as
                  Exhibit II, which is incorporated by reference, as amended from time to time by the written mutual agreement of the Parties (the "FEE TABLE") to reflect new Belo Television Stations and new Belo Cable News Channels. The "BELO CABLE NEWS MARKETS" are the urban region or state, as applicable, specified for each Belo Cable News Channel in the Fee Table. The "BELO TELEVISION MARKETS" shall refer to the Designated Market Area ("DMA") for a Belo Television Station, as defined by Nielsen Media Research, Inc. and set forth in the Fee Table.

         B. FEE. As a condition to performance of DCCI's obligations under this Agreement, Belo shall pay DCCI either (i) the Fixed Annual License Fee or
(ii) the Per Commercial :Cue Fee (the "FEE") set forth in the Fee Table; PROVIDED, HOWEVER, that DCCI shall bill and accept payment by the applicable Belo Station if such Belo Station has agreed in writing to make all required payments to DCCI in accordance with the terms of this Agreement, failing such agreement Belo will be responsible for all such payments. The Fee is payable as provided further below in this paragraph. The foregoing notwithstanding, Belo shall have the right prior to the commencement of the Term to telecast Content and Promotional :Cue's free of charge in a beta environment subject to mutual approval by Belo and DCCI with respect to the procedure for such telecasts.

         Except where stated "Not Applicable" in the attached Fee Table, Belo will have a one-time election between the Fixed Annual License Fee and the Per Commercial :Cue Fee arrangement, of which it will notify DCCI in writing by June 1, 2000, failing which Belo will be deemed to have elected the Fixed Annual License Fee. The Per Commercial :Cue Fees in the attached Fee Table are for Prime Time telecasts; non-prime time Per Commercial :Cue Fees are half of the applicable prime-time fees. Notwithstanding the immediately preceding sentence, if Belo, in its sole discretion, elects to treat its two (2) television station Affiliates in Phoenix, Arizona (stations KTVK and KASW) as a single station for purposes of the exclusivity provisions set forth in Paragraph D of the Principal Terms (and Belo has elected to do so in relation to any license DCCI grants to a Scripps station; i.e., Belo consents to DCCI licensing to such Scripps station), the Fixed Annual License Fee and Per Commercial :Cue Fee applicable to KASW shall be one-half that reflected on the Fee Table. There will be no charge for
(i) Commercial :Cues incorporated and telecast in the first three (3) months following the Launch Date; (ii) Commercial :Cues that constitute "make good" :Cues as provided in Section 7 of the General Terms; and (iii) Commercial :Cues sold to Launch Partners of DCCI that are subject to the separate payment provisions set forth in Paragraph D of the Principal Terms provided all payments required pursuant to Paragraph D (including without limitation Paragraph D(3) below) have been made. Under both Fee arrangements above, there is no additional charge for Content and Promotional :Cue usage.

         During the eighteen (18)-month period of the Term commencing August 1, 2000 (the "INITIAL PAYMENT PERIOD") (without regard to any permitted extensions of such Term), Belo will be required to pay the applicable Fixed Annual License Fee in equal monthly installments at the beginning of each month of the Initial Payment Period. Notwithstanding the immediately preceding sentence, if the Launch Date does not occur on or before September 1, 2000 and Belo shall have elected or deemed to have elected to pay the Fixed Annual License Fee, then Belo shall automatically be switched to the applicable Per Commercial :Cue Fee until such time as the Launch Date occurs, whereupon Belo shall return to the Fixed Annual License Fee payment schedule, pro rated for the remainder of the Term. The foregoing shall be Belo's sole and exclusive remedy for any failure of the Launch Date to occur by September 1, 2000. During the First and Second Renewal Periods, if any, the new applicable fixed annual license fee (as mutually agreed by the parties) will apply to each twelve (12)-month period during such Renewal Periods (i.e., such mutually agreed license fee will be paid over twelve (12) months and not over eighteen (18) months, as is the case with the Initial Payment Period only). The Per Commercial :Cue Fee will be payable for each Commercial :Cue telecast during the Term and according to


                                        2
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the accounting and payment terms specified in the General Terms below. The Fee shall not be reduced if Belo transmits fewer than the Permitted Number of :Cues. The Per Commercial :Cue Fee rates reflected on the Fee Table are based on thirty
(30) second commercial spots and will be prorated up and down for commercials of different duration. Belo shall not be entitled to receive compensation from third parties for telecasting Content :Cues or Promotional :Cues that link to third party websites unless the parties mutually agree in writing to a revenue sharing arrangement as set forth more fully in Paragraph 2 of the General Terms.

         C. BELO PROMOTIONAL REQUIREMENTS. Belo shall place the DCCI Icon and mutually approved explanatory text on the Belo-Related Linked Websites, and shall use commercially reasonable efforts to have such DCCI Icon and mutually approved explanatory text placed on the Non-Belo Linked Websites on terms to be mutually agreed by the parties. The DCCI Icon, when activated, will allow a user to download the :CRQ Software to such user's personal computer. Belo shall place the DCCI Icon on pages not more than one click away from the home pages of all Belo-Related Linked Websites. Belo shall use commercially reasonable efforts to arrange for the DCCI Icon to be placed on pages not more than one click away from the home pages of all websites other than Belo-Related Linked Websites with which Belo is affiliated or has a financial or other interest ("AFFILIATED WEBSITES"); provided, that if any such Affiliated Website declines to place the DCCI Icon not more than one click away from its home page, then such other Affiliated Website shall not be entitled to place the DCCI Icon on its site, unless DCCI authorized placement of the DCCI Icon thereon. Each Belo Station shall provide a mutually agreed number of on-air mentions in support of the :CRQ :Cue Technology and promoting the download of the :CRQ :Cue Technology. Each Belo Station shall further provide advertising at no cost to DCCI in support of the :CRQ :Cue Technology on a schedule and in an amount to be determined by the parties. Without limitation of the foregoing, the Belo Stations shall use reasonable efforts to otherwise promote the :CRQ :Cue Technology and use Content :Cues and Promotional :Cues, including, but not limited to, on-air GRP commitments, off-air support and an overall unified branding strategy, the details of which will be negotiated by the Parties in good faith. Belo shall use commercially reasonable efforts to encourage all Belo Stations to promote the :CRQ :Cue Technology and use Content :Cues and Promotional :Cues. DCCI will furnish Belo with the :CRQ Software in the form of a CD-ROM, which :CRQ Software Belo shall make available to users for download from the Belo-Related Linked Websites and Affiliated Websites on which the DCCI Icon appears, provided that Belo shall make such software available in such a manner that on-line consumer response does not exceed the on-line infrastructure capacities of the applicable website. In the event that any Belo-Related Linked Website propagates the download or the installation of :CRQ Software at that site, DCCI shall provide to Belo prominent exclusive positioning on the face (i.e., the window or frame in the center of the player) of those players downloaded from such Belo-Related Linked Websites and Affiliate Websites displayed in connection with DCCI's Virtual Network, as to be negotiated by the Parties in good faith.

         D. LICENSE GRANT AND EXCLUSIVITY. Subject to the terms and conditions of this Agreement, DCCI hereby grants to the Belo Stations a non-transferable, limited exclusive license and right up to and during the Term and solely in the Belo Markets to use the :CRQ :Cue Technology in order to effectuate the transmission of :Cues as contemplated in this Agreement, subject to the following terms:

         1. TELEVISION EXCLUSIVITY: Belo Television Stations shall have the exclusive right to use the :CRQ :Cue Technology in locally produced or originated programming (i.e., as distinguished from network or nationally syndicated programming) in free over-the-air telecasts in the Belo Television Markets as against all other free over-the-air broadcast television stations in such market, and DCCI shall not license or allow such other stations to telecast :Cues in their locally produced or originated television programming within each of the Belo Television Markets, PROVIDED, HOWEVER, that if only one Belo Television Station serves a Belo Television Market, DCCI shall have the right to license the :CRQ :Cue Technology to one other free, over-the-air

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                  broadcast television station in the Belo Television Market (an
                  "OTHER PERMITTED LICENSEE"), but subject to the limitation that if the Belo Television Station in that Market is an ABC, NBC or CBS affiliate, the Other Permitted Licensee must constitute a FOX, UPN or WB affiliate. If the Belo Television Station is not an ABC, NBC or CBS affiliate, DCCI may license to any Other Permitted Licensee.

                  Solely for purposes of determining whether DCCI shall have the right to license the :CRQ :Cue Technology to another licensee in a Belo Television Market, the two Belo Television Stations serving the Seattle/Tacoma DMA (KING and KONG), the Spokane, Washington DMA (KREM and KSKN), and the Tucson, Arizona DMA (KMSB and KTTU) shall be treated as a single Belo Television Station. The two (2) Belo Television Stations serving the Phoenix, Arizona DMA (KTVK and KASW) shall be treated as a single Belo Television Station only upon the written election of Belo, in its sole discretion; provided, however, that Belo hereby agrees to treat KTVK and KASW as a single station for purposes of the exclusivity provision in the Phoenix, Arizona DMA to the extent the Other Permitted Licensee in such Market constitutes KNXV-TV, Channel 15, owned by the E.W. Scripps Company. The fact that Belo Television Stations are treated as a single station for purposes of the exclusivity provisions shall not reduce the Permitted :Cues or the Minimum :Cues for each such station under subparagraphs 4 and 5 of this Paragraph D, respectively. If DCCI licenses to another television station in the Phoenix, Arizona DMA (Belo shall be deemed to consent to DCCI's licensing to any Scripps station), then the KASW Fee as set forth in the attached Fee Schedule shall be $87,500 as the Fixed Annual License Fee or $87.50 as the Per Commercial :Cue Fee, if applicable, which adjustment shall be effective as of the beginning of the Initial Payment Period.

         2. CABLE EXCLUSIVITY: Belo Cable News Channels shall have the exclusive right to use the :CRQ :Cue Technology for locally produced or originated programming in the Belo Cable Markets as against all locally produced or originated programming by local basic cable television news channels and program services in such markets and cable systems selling :Cues in their local advertising availabilities.

         3. SUBLICENSING RIGHTS: Belo's exclusivity includes the right to sublicense to local advertisers the right to incorporate Commercial :Cues in each such local advertiser's commercials which are telecast in locally produced or originated programming on (i) other free over-the-air broadcast television stations in Belo's Television Markets and (ii) local or regional basic cable television news channels or program services in Belo's Cable News Markets, from such respective station's or basic cable news channel or program services' local inventory of commercial advertising time (which exclusivity shall apply even as against DCCI in the applicable Belo Markets, except as otherwise specified in Paragraph 3 below regarding the Launch Partners and Other Permitted Licensees) for telecasting Commercial :Cues within the scope of the licenses granted to the Belo Stations in subparagraphs 1 and 2 of this Paragraph D, but only under the following circumstances:

                           (a) Belo shall only have the right to permit advertiser Commercial :Cues to be telecast on free over-the-air broadcast television stations in Markets in which Belo has Belo Television Stations or on local or regional basic cable news channels or program services in Markets in which Belo has Belo Cable News Channels.


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                           (b)      from August 15, 2000 through December 31,
                                    2000, Belo Stations may sublicense to not more than ten (10) national strategic advertiser launch partners (e.g., Coca Cola) selected by DCCI and referred to Belo (each selected national advertiser being referred to herein as a "LAUNCH PARTNER") the right to telecast Commercial :Cues on other free over-the-air broadcast television stations in Belo's Markets and local or regional basic cable television news channels or program services in Belo's Markets. If DCCI refers one or more Launch Partners to Belo, Belo shall have one (1) week from the date of each referral for each Launch Partner to determine whether to sublicense to such Launch Partner. If Belo elects to sublicense to such Launch Partner, Belo shall pay DCCI the Commercial :Cue rate for the applicable market, and Belo and DCCI shall share the excess as specified below in this paragraph. In the event Belo elects not to sublicense to such Launch Partner DCCI has referred to Belo, then DCCI shall have the right to sell Commercial :Cues directly to each such Launch Partner in the Belo Stations' respective Markets and any other market, which right shall continue for the remainder of the Term.

                           (c) during the Term of this Agreement, Belo Stations may sublicense to advertisers the right to run Commercial :Cues on other free over-the-air broadcast television stations and local or regional basic cable television news channels or program services in Belo's Markets for such stations' or such basic cable news channels or program services' local advertisers selected in the sole discretion of such Belo Station (other than Other Permitted Licensees).

                           (d) Belo shall use reasonable commercial efforts to ensure that Belo's sublicensing of the :Cues does not unreasonably interfere with DCCI's ability to license :Cues to Other Permitted Licensees.

                           (e) Belo shall impose on any advertiser to whom it sublicenses rights hereunder the same requirements and restrictions that Belo is required to impose or elects to impose on advertisers telecasting :Cues on Belo Stations (including, by way of example only, restrictions on obscene or infringing content, etc.). Belo shall obtain from each permitted sublicensee all information regarding when sublicensed :Cues are telecast, the frequency with which such :Cues are telecast, the permitted television stations or cable news channels or program services on which such :Cues are telecast and the price paid and received for each such :Cue. Belo shall furnish DCCI with all of the foregoing information in accordance with the reporting provisions set forth herein. Belo shall ensure in any sublicense that it retains the right to audit the applicable books and records of each sublicensee, on its behalf and on behalf of DCCI.

                           With respect to :Cues telecast on other free over-the-air broadcast television stations the Commercial :Cues shall be sublicensed for a price per :Cue (the "SUBLICENSE FEE") no less than the Per :Commercial :Cue Fee that a Belo Television Station in the applicable Market would pay DCCI for the same Commercial :Cue during the Term of this Agreement. With respect to :Cues telecast on other local or regional basic cable news channels or program services, the Commercial :Cues shall be sublicensed for a price per :Cue no less than the fair market value of such Commercial :Cues as negotiated by Belo

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                           on an arms-length basis and approved by DCCI (such
                           approval not to be unreasonably withheld).

                           With respect to :Cues telecast on other free over-the-air broadcast television stations, the sublicensing Belo Television Stations shall pay DCCI, with respect to each sublicensed Commercial :Cue, an amount equal to the applicable Per Commercial :Cue Fee plus fifty percent (50%) of the gross amount that the Sublicense Fee exceeds the Per Commercial :Cue Fee without any other deduction or offset by Belo according to the accounting and payment terms specified in the General Terms. With respect to :Cues telecast on other local or regional basic cable news channels or program services, the sublicensing Belo Cable News Channel shall pay DCCI, with respect to each sublicensed Commercial :Cue, an amount equal to fifty percent (50%) of the gross amount received by such Belo Cable News Channel without any other deduction or offset by Belo according to the accounting and payment terms specified in the General Terms.

         4. PERMITTED :CUES: For Commercial :Cues, each Belo Station is permitted to telecast Commercial :Cues in an amount equal to two (2) per half-hour of non-network programming not counting
                  (a) Commercial :Cues that constitute "make good" :Cues to which a Belo Station is entitled pursuant to Section 7 of the General Terms, (b) unauthorized :Cues as described in subparagraph 6 below, and (c) sublicensed Commercial :Cues granted under subparagraph 3 above. Notwithstanding the foregoing, if for any calendar month beginning more than thirty (30) days following the Launch Date, a Belo Station fails to telecast Content :Cues during such calendar month that would result in an average telecast of two (2) Content :Cues per day for the entire calendar month (the "MONTHLY MINIMUM"), then: (i) deficits in Content :Cues shall be carried forward to subsequent calendar months and accumulate;
                  (ii) until such time, if ever, as each Belo Station shall reach the Monthly Minimum, factoring in the deficits carried forward from previous calendar months, such Belo Station shall have the right to telecast a maximum of only one Commercial :Cue for each Content :Cue telecast; and (iii) thereafter, the Permitted Number of Commercial :Cues for such Belo Station shall be calculated without regard to the limitation set forth in the immediately preceding sentence so long as the Monthly Minimum continues to be satisfied. The Monthly Minimum obligation shall commence on the date the applicable Belo Station, regardless of whether a Belo Television Station or Belo Cable News Channel, telecasts its first :Cue. There is no limitation on the number of Promotional :Cues and Content :Cues that Belo Stations can telecast during the Term in their programs, provided that Belo shall generally choose its level of promotion and content usage such that on-line consumer response does not exceed the on-line infrastructure capacities of the respective Belo Stations, Belo-Related Linked Website. There shall be no cross-collateralization (i.e., deferring, crediting, etc.) between or among Belo Stations and/or between or among kinds and number of :Cues, programming half- hours or days, as applicable.

         5. MINIMUM :CUES: Respecting Commercial :Cues charged on a per-use basis, Belo will pay DCCI for a minimum of two (2) Commercial :Cues per day (the "MINIMUM") for each Belo Television Station at the non-prime time rate for such Belo Television Station during the Term commencing three (3) months after the Launch Date. Belo shall pay such Minimums regardless of the number of :Cues actually telecast, but such Minimums shall be creditable against the Per Commercial :Cue Fee payable for :Cues actually telecast during each month without credit for prior or subsequent months.

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         6.       UNAUTHORIZED :CUES: Belo will provide in its agreements with advertisers that, without limiting any other rights or remedies, if an advertiser telecasts or otherwise exploits a :Cue beyond the terms of its license with Belo or its representative that the advertiser will pay, in addition to the spot rate charged for commercials containing authorized :Cues, a penalty equal to ten percent (10%) of the spot rate for the commercial in which the :Cue was telecast as liquidated damages, which penalty will be divided equally between Belo and DCCI.

         7. NEW BELO STATIONS: If during the Term, Belo acquires a television station in a new DMA, or a basic cable television news channel or program service in a new locality, the new Belo Station will have licensing rights under this Agreement, to the same extent as other Belo Stations, provided: (i) any additions of Belo Stations shall be subject to the terms of this Agreement, (ii) the Parties are able to agree on License Fees for such additional Belo Stations, and (iii) the addition of any such Belo Stations does not put DCCI in default of a third party agreement or otherwise expose DCCI to any third party liability.

         8. COMMERCIAL :CUES DIRECTED TO SPECIFIC DEMOGRAPHICS: If, during the Term, DCCI develops and commercially deploys the ability to direct viewers to a specific website tailored to such viewer based on his/her demographic profile, then DCCI shall make such technology available to Belo. The premium over the standard fees payable by Belo to DCCI for such targeting technology shall be mutually agreed upon by the Parties, but shall not exceed fifty percent (50%) of the fees set forth in this Agreement.

         E. TRADEMARKS. Subject to the terms and conditions of this Agreement, DCCI hereby grants to the Belo Stations a non-transferable, non-exclusive limited license and right during the Term throughout the world to use the DCCI Icon on Belo-Related Linked Websites and Affiliated Websites, as well as other mutually approved Non-Belo Related Websites, and the DCCI Marks to advertise and promote the :CRQ :Cue Technology. Also, subject to the terms and conditions of this Agreement, Belo hereby grants to DCCI a worldwide, royalty free, fully paid-up, non-exclusive, non-transferable license to use, reproduce and display the Belo Marks and Belo Links solely in connection with (i) DCCI's Virtual Network and the advertising and promotion thereof, (ii) the advertising and promotion of the :CRQ :Cue Technology, and
(iii) other uses set forth in this Agreement, provided that Belo shall have final right of approval over the use of the Belo Marks and Belo Links in connection with such use and such approval shall not be unreasonably withheld, delayed or conditioned, it being understood that such approval shall be applied to DCCI no less favorably than to any other third party. Belo shall use commercially reasonable efforts to furnish DCCI with pre-approvals in connection with DCCI's use of the Belo Marks and Belo Links as soon as possible but in no event later than sixty (60) days before July 1, 2000. Without limitation of the foregoing,

                  (1) Belo further authorizes DCCI to cause DCCI's Virtual Network to appear on and in connection with Belo-Related Linked Websites, and warrants and represents that it has the right to do so;

                  (2) Belo agrees that the Belo Stations shall not direct :Cues to any Non-Belo Linked Websites unless (a) Belo first has delivered to the party or parties that own and control such Non-Belo Linked Website a standards and practices fact sheet, prepared by DCCI, describing such :Cues, that shall include the appearance of DCCI's Virtual Network on and in connection therewith, and giving such party a reasonable opportunity to object, and (b) Belo has used reasonable commercial efforts to obtain an explicit written authorization from such party for DCCI to cause DCCI's Virtual Network to appear on and in connection with such Non-Belo Linked Website; and

                  (3) Both Parties agree that, if Belo complies with the foregoing, then to the extent that either party incurs any liability, cost or expense in connection with the appearance of DCCI's Virtual Network on and in connection with any Non-Belo Linked Website, both Parties shall contribute to each other such that such liability, cost and expense is shared equally.

         F. MOST FAVORED NATIONS. Notwithstanding any other provision of this Agreement, (i) the economic terms of the licenses to use and sublicense to local advertisers the :CRQ :Cue Technology granted to Belo and each of its Belo Stations under this Agreement shall be provided to the Belo Stations, prospective as of the date of the applicable third party agreement:
(a) with respect to Belo Television Stations, on a most favored nations basis with (I) any other free, over-the-air broadcast television station in the applicable Belo Television Market and (II) any free, over-the-air broadcast television stations in a comparable market to the applicable Belo Television Market (as determined in accordance with Paragraph A(i) of the Principal Terms) that is part of a free over-the-air broadcast group licensing agreement with DCCI; and (b) with respect to Belo Cable News Channels, on a most favored nations basis with local or regional basic cable channels and program services in the respective Markets of such Belo Cable News Channels (i.e., on a channel-by-channel or program service-by-program service basis);
(ii) during the Term of this Agreement, Belo Television Stations and Belo Cable News Channels will be entitled to use and sublicense the :CRQ :Cue Technology on terms and conditions no less favorable than those applicable to NBC Stations serving Belo Markets or comparable markets (as determined in accordance with Paragraph A(i) of the Principal Terms), and the Belo Stations shall automatically and without any further action be granted the benefit of such more favorable terms and conditions, and this Agreement shall be deemed amended to reflect such more favorable terms and conditions on a prospective basis. DCCI agrees to notify Belo in writing in the event DCCI enters into any agreement with a third party in a Belo Market (including an NBC Station) that contains terms and conditions more favorable than those applicable to the Belo Station in such Market. The foregoing notwithstanding: (i) Belo shall not be on a most favored nations basis with respect to access to Personal Data in connection with any third party agreement; and (ii) Belo's right to sublicense to local advertisers shall be on a most favored nations basis only relative to other stations in comparable markets (as set forth above) selling to local advertisers.

         G. DCCI MARKETING AND PROMOTION SUPPORT. In support of Belo's marketing and promotion of DCCI's technology under this Agreement, DCCI will provide to Belo free of charge: (1) on-air radio and television spots; (2) artwork for incorporation into advertising layouts for use in TV Guide and newspapers; (3) customary sales and marketing support materials that DCCI may provide Belo from time to time; and (4) deployment by DCCI of a national, branding campaign of DCCI's technology, including, without limitation, DCCI-funded introductory parties at each Belo location, what DCCI intends will be an approximately $20 million national media campaign and other public relations/promotional support. DCCI shall also provide technical support and services in accordance with the DCCI Service Levels attached as Exhibit III hereto, which is incorporated herein by reference; PROVIDED, HOWEVER, that if at any time DCCI provides more favorable service level guarantees to any other user of the :CRQ :Cue Technology, then the Belo Stations shall automatically and without any further action be granted the benefit of such more favorable service levels, and Exhibit III shall be deemed replaced by such more favorable service levels.

         H. DATA RIGHTS. The following terms shall apply to the ownership of and access to :CRQ User Data and :Cue User Data:

         1. DATA OWNERSHIP. All aggregated :CRQ User Data (that is not Personal Data) will be jointly owned by DCCI and Belo. To the extent any right, title or interest in or to any such aggregated user data vests, by operation of law or otherwise, in either Party, such Party shall, and hereby does, irrevocably assign to the other Party a one-half, undivided interest in and to any and all such right, title and interest therein. Belo shall comply with DCCI's privacy policies; provided, that DCCI shall not make any changes to such privacy policies in bad faith in order to defeat Belo's rights to data under this Agreement. All other data, including, without limitation, :Cue User Data and any Personal Data shall be owned exclusively by DCCI.

         2. ACCESS TO :CRQ USER DATA: During the Term, DCCI shall provide Belo with copies of all of aggregated :CRQ User Data (that is not Personal Data) on a monthly basis via the delivery method and in the format generally used by DCCI to provide data and information to its other partners. The Parties shall work together to ensure that Belo is able to access and interpret such aggregated data in a cost effective manner.

         3. ACCESS TO AGGREGATED DATA. Without limiting the foregoing, DCCI shall provide Belo with copies of all aggregated data (but not any Personal Data associated therewith) collected by DCCI during the Term with respect to all registered users of the :CRQ Software who have received a :Cue from Belo Stations during the Term, including, without limitation, the number of registered users, demographic data with respect to such users, source of the :CRQ Software, and breakdown of the number of Content :Cues, Promotional :Cues and Commercial :Cues delivered, with such data to be provided to Belo via the delivery method and in the format generally used by DCCI to provide data and information to its other partners; provided, that the amount and quality of such aggregated data provided to Belo shall be no less than that provided to any other partner of DCCI. The Parties shall work together to ensure that Belo is able to access and interpret such data in a cost effective manner.

         BY SIGNING BELOW, THE PARTIES HERETO AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT, INCLUDING THE PRINCIPAL TERMS, THE GENERAL TERMS AND THE EXHIBITS ATTACHED HERETO, WHICH
ARE INCORPORATED HEREIN BY REFERENCE.

--------------------------------------------------------------------------------
BELO INTERACTIVE, INC.                           DIGITAL CONVERGENCE.:COM INC.
--------------------------------------------------------------------------------
BY:      /s/ JIM MORONEY                         BY:      /s/ MICHAEL GARIN

--------------------------------------------------------------------------------
TITLE:  PRESIDENT, BELO INTERACTIVE, INC.        TITLE:  PRESIDENT
--------------------------------------------------------------------------------
DATE:  MAY 9, 2000                               DATE:  MAY 9, 2000
--------------------------------------------------------------------------------

                                  GENERAL TERMS

         :CRQ-TM- :CUE-TM- BROADCAST STATION AND CABLE CHANNEL AGREEMENT

1. GRANT OF RIGHTS: SIMILAR TECHNOLOGY. All rights not specifically granted to Belo and each of the Belo Stations are reserved to DCCI. Belo shall not use any technology that is similar to any patented (or patent pending) technology of DCCI (including, without limitation, any technology that uses a sound file to launch websites, web-based information or data files or that could confuse the public that the technologies are related, similar or from the same source) ("SIMILAR TECHNOLOGY"). The foregoing exclusivity provision shall cover only technologies for which DCCI has obtained United States patent protection (or for which a patent is pending) and which is not subsequently found invalid or unenforceable by a court or administrative agency. Notwithstanding the foregoing, Belo shall not be precluded from engaging in business relationships with other interactive television platform providers, as long as such activity does not involve using Similar Technology. Further, the foregoing exclusivity provision shall not be construed to prevent Belo from broadcasting or otherwise exhibiting advertisements into which an advertiser may have incorporated technology, whether produced or developed by the advertiser or a third party, which DCCI may deem to be similar to the :CRQ :Cue Technology.

2. USE OF :CUES; CONTENT OF LINKED SITES. Subject to Paragraph F of the Principal Terms, each :Cue must be telecast by the Belo Stations in its entirety at all times (i.e., both the complete Audio Component and the complete Visual Service Mark must be included) precisely in the form furnished to Belo by DCCI, and neither the Audio Component nor the Visual Service Mark may be telecast by Belo without the other component, or with any additional component, at any time. Except as provided in Paragraph 7 below respecting "make goods," Belo shall not exceed the Permitted Number of :Cues set forth in the Principal Terms at any time. Belo agrees that
      (i) Belo-Related Linked Websites will not contain any content that is obscene, indecent, libelous or slanderous, or which infringes on the rights of third parties or which is in violation of any laws or statutes,
      (ii) all Content :Cues must link to non-commercial, content-oriented Linked Websites in order to be deemed Content :Cues subject to the final sentence of this Paragraph 2, and (iii) content-oriented Linked Websites may not automatically redirect viewers to commercial-oriented websites. Nothing in this paragraph shall be construed to forbid standard banner advertising, signage, requests for information, or Station-related announcements, which may be included (in the discretion of Belo) on each page of each Linked Site. Anything to the contrary contained in subparagraph (ii) above notwithstanding, the Parties shall negotiate in good faith regarding an arrangement pursuant to which Belo would be entitled to use Content :Cues and/or Promotional :Cues in order to link viewers directly or indirectly to one or more Non-Belo Related Websites, and pursuant to which Belo would be entitled to receive compensation; provided, that if such agreement is reached between Belo and DCCI, any net revenues actually received by Belo in connection therewith would be split eighty percent (80%) to Belo and twenty percent (20%) to DCCI, with the more specific terms of such arrangement to be mutually agreed; and failing such agreement, Content and Promotional :Cues must be telecast free of charge.

3. REPORTS AND ACCOUNTINGS/AUDIT RIGHTS. Within forty-five days after the end of each Quarter, Belo shall furnish and/or cause each Belo Station to furnish DCCI a :Cue Report and pay the Fees due under Paragraph B of the Principal Terms for the prior Quarter. Upon thirty (30) business days' notice, each Party may inspect, or have a mutually agreeable independent auditor inspect, the books and records of the other Party to verify compliance with the accounting and tracking terms and conditions of this Agreement. Any such audit shall be conducted at the audited Party's relevant facilities during normal business hours. Each Party may invoke its audit rights under this Section 3 once every year during the Term of this Agreement and for one (1) year thereafter. The auditing Party shall conduct, or cause to be conducted, such audit at its own expense, except that the auditing Party shall be entitled to reimbursement of its auditing expenses by the auditing Party in the event that such audit reveals that the audited Party has overcharged or underpaid the other Party for an amount fairly valued at an amount greater than five percent (5%) of the proper amount, or properly valued amount, for the audited time period. Each Party shall only have access to those records necessary to verify the fees and data required to be paid and tracked, respectively, under this Agreement. Each party must use a Certified Public Accountant to conduct an audit under this Section 3. Each Party shall maintain complete and accurate records in accordance with sound accounting or other customary practices to substantiate fees or charges and will preserve such records for a period of at least one (1) year after the Term of this Agreement.

4. OWNERSHIP OF MARKS AND :CUE TECHNOLOGY. Regarding the ownership of Belo Marks and DCCI Marks (collectively or separately referred to as the "MARKS"), each Party agrees that the Marks of the other Party are and will remain the sole property of such other Party. Neither DCCI nor Belo shall do anything inconsistent with such ownership. All uses by one Party of the other Party's Marks, including all goodwill generated by the party using such Marks, shall accrue and inure to the benefit of and be on behalf of the owner of such Marks. DCCI and Belo each agree that it shall not (i) register or apply for registration of any element of the other Party's Marks, (ii) assert any adverse claim against the other Party based upon its use of the other Party's Marks and/or (iii) challenge or contest the validity or ownership by the other Party of its Marks. DCCI and Belo each reserve all rights to control the use of its respective Marks, and neither Party shall use, change, or modify the other Party's Marks in any manner without prior written authorization from the owner of such Marks. DCCI and Belo each shall (i) cause the appropriate designation "-TM-" or the registration symbol "-Registered Trademark-" to be placed adjacent to the other Party's Marks in connection with each use or display thereof and to indicate such additional information as the owner of the Marks shall reasonably specify from time to time concerning the use of its Marks, and
      (ii) comply with all applicable laws pertaining to trademarks in force. In the event that either DCCI or Belo reasonably determines that its Marks are being used by the other Party in a manner that is inconsistent with the owner's quality standards and reasonably demonstrates such inconsistency to the other Party, the other Party will within thirty (30) days thereafter cure such inconsistency or cease such use. Except as expressly granted in this Agreement, each Party shall have no other rights of any kind in the Marks of the other Party. Under no circumstances will anything in this Agreement be construed as granting, by implication, estoppel or otherwise, a license to any of DCCI's or Belo's Intellectual Property other than the use of each Party's respective Marks in accordance with the terms of this Agreement. DCCI and Belo each acknowledge that the other's Marks are the sole property of such Party, and this Agreement only grants DCCI and Belo a limited right to use the Marks of the other Party under the terms and conditions of this Agreement. The :CRQ :Cue Technology, Encoding Hardware, :Cue Visual Service Mark, :Cue Audio Component; :CRQ Software and all related

      Intellectual Property are the sole property of DCCI. Belo shall not make any other use whatsoever of DCCI's hardware, software or related Intellectual Property or other proprietary information or materials. Without limiting the foregoing, Belo shall not (i) reverse assemble, reverse compile, reverse engineer, or disassemble DCCI's hardware, software or related Intellectual Property; (ii) rent, lease, modify, merge, create derivative works from, incorporate within any other software, copy or transfer copies of the DCCI's hardware, software or other Intellectual Property; or (iii) license or sublicense DCCI's hardware, software or other Intellectual Property, in whole or in part, to any third party unless specifically authorized in this Agreement. The foregoing notwithstanding, DCCI shall have no right, title or interest in the Belo Marks, Belo Links, content owned by Belo or content contained on the Belo-Related Linked Websites or other Linked Websites.

5. PRESS RELEASES/PROMOTION/ CONFIDENTIALITY. Except to the extent required by applicable law or as otherwise specified herein, any use by one Party of the other Party's name, trademarks or service marks in any press releases, customer lists, marketing materials or other announcements concerning the matters covered by this Agreement, or for promotional, advertising or other purposes, shall require the other Party's prior written approval. Each party shall keep the terms of this Agreement confidential and not disclose them to any third party without the prior consent in writing of the other except as required by law or court order and except to each party's accountants and attorneys who shall also keep such information confidential.

6. REPRESENTATIONS AND WARRANTIES/INDEMNITIES. DCCI and Belo each represent and warrant that it has the right to enter into this Agreement and grant the rights herein granted, and that the person executing this Agreement is duly authorized to do so. DCCI hereby represents and warrants to Belo, and covenants and agrees with Belo that (a) it is either the owner of the :CRQ :Cue Technology or it has the right to license to Belo the right to use such :CRQ :Cue Technology as licensed herein; and (b) DCCI has not knowingly attached or authorized the attachment of any virus, worm, Trojan horse or similar instrumentality to the :CRQ :Cue Technology. Belo hereby represents and warrants to DCCI, and covenants and agrees with DCCI that:
      (a) it will furnish DCCI with accurate, up-to-date URL addresses of Linked Websites; (b) Belo has, or will obtain on or prior to the time a particular :Cue is telecast, the right to authorize DCCI to effect links to all Linked Websites, and to have the Virtual Network appear on and in connection with Belo-Related Linked Websites, (c) when arranging to effect links to Linked Websites other than Belo-Related Linked Websites, it will provide the owners and/or operators of such Linked Websites with a notice prepared by DCCI and made available to the Belo Stations which shall contain DCCI's standard terms with respect to :Cues, and (d) Belo or its Affiliates have not knowingly attached or authorized the attachment of any virus, worm, Trojan horse or similar instrumentality to any content or software on the Belo-Related Linked Websites. Each party shall indemnify and hold the other harmless from and against any claims, suits or proceedings brought by or on behalf of any third party unaffiliated with the indemnified party, arising out of or relating to any breach of any representation, warranty or agreement by the indemnifying party herein including, without limitation all damages, losses, civil and criminal penalties and fines, costs and expenses including reasonable outside attorneys' fees incurred as a result of any such claims, suits or proceedings. This obligation shall survive the expiration or termination of this Agreement.

7. LIMITED WARRANTIES. Except as otherwise specifically provided in this Agreement, the DCCI Software, the DCCI Hardware, all :Cues, and the services and materials being furnished by DCCI hereunder are furnished by DCCI under this Agreement "AS IS," without any warranties of any kind, whatsoever, provided that if DCCI is unable to deliver any :Cue to which Belo is entitled hereunder, DCCI's shall provide Belo one substitute "make-good" :Cue of the same type as the undelivered :Cue during the Term for each such undelivered :Cue or, at DCCI's election, provide a pro rata reduction of the Fee, and the foregoing shall be DCCI's sole obligation and Belo's sole and exclusive remedy for undelivered :Cues. In no event shall DCCI be liable for damages or the Belo Stations entitled to a refund in such event. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TO THE MAXIMUM EXTENT PERMITTED BY LAW, NEITHER PARTY, NOR THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, AFFILIATES, AGENTS OR SUPPLIERS, SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE OR STRICT LIABILITY), AND IRRESPECTIVE OF WHETHER THE PARTY HAS ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. UNDER NO CIRCUMSTANCES SHALL BELO BE ENTITLED TO SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR OTHER EQUITABLE REMEDY ARISING OUT OF, OR RELATED TO THE SUBJECT MATTER OF, THIS AGREEMENT AND BELO WAIVES ALL RIGHTS THERETO.

8. TERMINATION/EXPIRATION. Before the end of the Term, either Party may terminate this Agreement (except for those terms that survive termination): (i) upon thirty (30) days written notice to the other Party, if such other Party has defaulted in the performance of any material provision of this Agreement (timely accounting and payment as provided herein being material) and fails to cure such default prior to expiration of thirty (30) days after such notice; or (ii) upon written notice to the other Party upon: (a) the institution by or against such other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such Party's debts, (b) such other Party's making an assignment for the benefit of creditors, or (c) upon such other Party's dissolution or ceasing to do business. Notwithstanding anything stated herein, if this Agreement is terminated for any reason by either Party, all rights and licenses granted pursuant to this Agreement shall immediately revert and be fully vested in the grantor. In such event, each Party shall promptly return to the other Party all Intellectual Property, software and related documentation, hardware, or other goods provided by such Party hereunder, unless otherwise agreed. In addition, Belo shall have forty-five (45) days to submit or cause the Belo Stations to submit a :Cue Report and to pay any fees or cause Belo to pay any Fees due to DCCI pursuant to Paragraph B of the Principal Terms. Except as required pursuant to Section 25 of Exhibit I, following termination, DCCI shall have the option of terminating existing links to Belo-Related Linked Websites or Linked Websites effected through :Cues created during the Term and/or inserting a message to be displayed to users attempting to activate a :Cue created during the Term notifying them that the :Cue is no longer available. The termination or expiration of this Agreement, howsoever occasioned, shall not affect any of the provisions of this Agreement that are expressly or by implication to come into or continue in force after such termination or expiration.

9. INFRINGEMENT INDEMNIFICATION. DCCI shall indemnify, defend and hold harmless Belo, the Belo Stations, their Affiliates and their respective officers, shareholders, agents, directors, members, employees and agents (the "RELATED INDEMNIFIED PARTIES"), from and against any and all losses, claims, liabilities, damages, costs and expenses (including, without limitation, reasonable outside attorneys' fees) arising out of or incurred by any Belo-Related Indemnified Party as a result of any actual or threatened third party (i.e., not an Affiliate, for the purposes of this Section 9) claim, action, investigation, proceeding or suit (each, a "CLAIM") alleging that the licensing, use, reproduction, display, publishing, distribution or other exploitation of the :CRQ :Cue Technology by any of the Belo-Related Indemnified Parties in accordance with the rights granted hereunder constitutes an infringement, dilution or unauthorized use of any patent, copyright, trademark, trade secret, proprietary information, right of privacy or any other proprietary right of any third party (collectively, an "INFRINGEMENT"). Belo similarly shall indemnify, defend and hold harmless DCCI and its Related Indemnified Parties from and against any and all Claims alleging that the licensing, use, reproduction, display, publishing distribution and other exploitation of content and/or software contained on all Belo-Related Linked Websites, and/or in the programming of any Belo Station, constitutes an Infringement, or that Belo's authorization of any such link was not permitted. To the extent that Belo obtains an indemnity from parties who own or control any and all Non-Belo Linked Websites to indemnify, defend and hold harmless Belo and/or its Related Indemnified Parties from and against Claims alleging that the licensing, use, reproduction, display, publishing distribution and other exploitation of content and/or software contained on such Non-Belo-Related Linked Websites, constitutes an Infringement, Belo shall indemnify, defend and hold harmless DCCI and its Related Indemnified Parties from such Claims to the same extent. In the event some or all of the :CRQ :Cue Technology is held by a court of competent jurisdiction to infringe a third party proprietary right, an injunction is obtained against use of any material portion of the :CRQ :Cue Technology, then DCCI shall promptly, at its option and expense, either: (i) procure for Belo the right to continue to use the infringing :CRQ :Cue Technology as set forth in this Agreement, (ii) replace or modify the infringing :CRQ :Cue Technology to make its use non-infringing while being capable of performing essentially the same functions, or (iii) if, using its best efforts, DCCI is unable to do either of the aforementioned options, then DCCI may require Belo to return the infringing material and shall refund to Belo any fees paid to DCCI under this Agreement and have the option of terminating this Agreement. The foregoing shall be Belo's sole remedy in the event the :CRQ :Cue Technology is found to be infringing.

10. FORCE MAJEURE. The performance of the Parties shall be suspended during any event of force majeure, as such term is commonly understood, except that each Party shall have the right to terminate this Agreement in the event any event of force majeure lasts longer than ninety (90) days.

11. MISCELLANEOUS. To the extent there is any inconsistency between these General Terms and the Principal Terms, the Principal Terms shall govern. Each Party shall be responsible for any and all taxes, if any, incurred by such Party in connection with this Agreement. Belo and DCCI are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Belo and DCCI. Belo has no authority to enter into agreements of any kind on behalf of DCCI. Belo Stations may not assign this Agreement or any of their rights or delegate any of their duties hereunder without the prior consent in writing of DCCI and any purported assignment or delegation without such required consent shall be null and void. This Agreement shall be construed in accordance with the laws of the State of New York. Any and all disputes, differences or controversies arising out of, under or in connection with this Agreement, or the breach or alleged breach thereof, shall be submitted to arbitration to be held in New York, New York under the rules and regulations of the American Arbitration Association before a single arbitrator, and judgment upon the award rendered may be entered in any court having jurisdiction thereof; except any claim (including defenses thereto) which potentially concerns the validity, enforceability or infringement of Intellectual Property owned or controlled by DCCI shall not be resolved by arbitration without the prior approval in writing of DCCI, and instead shall be resolved exclusively in a court of competent jurisdiction located in New York, New York, and both parties waive any objections to jurisdiction or venue with respect thereto. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given: (i) if mailed by certified mail, postage prepaid, on the date three (3) days following the date of mailing, (ii) if delivered by overnight courier, when received by the addressee or (iii) if sent by confirmed telecommunication, one business day following receipt by the addressee at the address set forth at the beginning of this Agreement, or such other address as either party may specify in writing. This Agreement may be executed in one or more counterpart copies, each of which shall be considered an original, and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be as effective as delivery of an original manually executed counterpart. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the agreement; (ii) because of the drafting history of the agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion of a provision contained in a prior draft. Section headings are for convenience only and are not a part of this Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between DCCI and Belo concerning the subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

                                    EXHIBIT I

                              ANNEX OF DEFINITIONS

1. "AFFILIATE" means any Person that is directly or indirectly, through one or more intermediaries, Controlled by or under common Control with a Party. For purposes of this definition, "CONTROL" shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of a Person, whether through ownership of voting securities, by contract or otherwise.

2. "BELO CABLE NEWS CHANNEL" means those Belo Affiliates that constitute owned-and-operated cable news program services or channels set forth in the Fee Table attached as Exhibit II hereto that transmit television programs over cable or via satellite; provided that any such service or channel not listed may be added to this Agreement only if:
         (i) any additions shall be subject to the terms of this Agreement, (ii) the Parties are able to agree on License Fees for such additional cable services or channels, and (iii) the addition of any such cable services or channels does not put DCCI in default of a third party agreement or otherwise expose DCCI to any third party liability.

3. "BELO LINKS" means any Belo Marks, icons, buttons or other graphic elements that, when activated by a computer user, link such user to specific pages on Belo-Related Linked Websites.

4. "BELO MARKS" mean the trademarks, trade names, service marks, logos, domain names and indicia owned, controlled by or licensed by Belo or any Affiliate relating to Belo or any Affiliate which are specified on Exhibit IV hereto.

5. "BELO-RELATED LINKED WEBSITE" means each website owned and/or operated by Belo or a Belo Station.

6. "BELO STATIONS" means each of the Belo Television Stations and Belo Cable News Channels, and other entities which DCCI may approve in writing from time to time.

7. "BELO TELEVISION STATION" means those Affiliates of Belo that create and broadcast content and programs available to the public by means of free, over-the-air television, either as an owner/operator or as a programmer pursuant to a local marketing agreement, and which are listed on the Fee Table attached as Exhibit II hereto; provided that any such free over-the-air television station not listed may be added to this Agreement, provided (i) any additions shall be subject to the terms of this Agreement, (ii) the Parties are able to agree on License Fees for such additional stations, and (iii) the addition of any such stations does not put DCCI in default of a third party agreement or otherwise expose DCCI to any third party liability.

8. ":CAT SCANNER" means a DCCI proprietary bar code scanning pen for use with the :CRQ Software.

9. "COMMERCIAL :CUE" means a :Cue created by DCCI at the request of Belo and telecast in a commercial spot, sponsored announcement or otherwise where the Linked Website of the

         :Cue relates primarily to any commercial service or product (i.e., as opposed to relating to informational content or specific promotions of Belo programs).

10. "CONTENT :CUE" means a :Cue created by DCCI at the request of Belo and telecast in a television program where the Linked Website of the :Cue relates primarily to the creative or editorial content of the program and where no payment or other consideration is received. All Content :Cues must link to non-commercial, content-oriented Linked Websites in order to be deemed Content :Cues, and such content-oriented Linked Websites may not automatically redirect viewers to commercial-oriented matter.

11. ":CRQ :CUE TECHNOLOGY" means DCCI's proprietary software, hardware or other technology, and any Intellectual Property related thereto, used to transmit :Cues in a television signal and to allow personal computers programmed with the :CRQ Software to automatically access or be directed to Linked Websites (including, without limitation, the :CRQ Software, the Encoding Hardware, the Audio Component and the Visual Service Mark.

12. ":CRQ SOFTWARE" means DCCI's proprietary software, available to consumers via disk, CD-ROM, download over the Internet or via such other means as DCCI shall determine, and that, when installed on a personal computer, will allow a television viewer or a user of a :Cat Scanner to automatically access or be directed to a Linked Website or data file in response to receipt of a :Cue or data from a :Cat Scanner.

13. ":CRQ USER DATA" means (i) any and all data and information collected during the process through which viewers register to use the :CRQ Software (e.g., name, e-mail address, address, sex, age, etc.), as well as (ii) any and all data, information and content relating to Belo :Cues (but not the look, feel or presentation of such content) concerning :CRQ Software users collected by or on behalf of DCCI during the Term; provided in the case of all the foregoing: (a) such users have downloaded the :CRQ Software directly from Belo-Related Linked Websites and registered through use thereof, and (b) such users have not opted out of sharing such data with Belo (e.g., by affirmatively "un-checking" a pre-checked opt-out box stating that the user agrees to permit such sharing of data).

14. ":CUE" means the simultaneous broadcast or transmission to the public of the :Cue Visual Service Mark with the :Cue Audio Component, which broadcast or transmission can remotely enable a television viewer's personal computer programmed with the :CRQ Software and access the World Wide Web to link automatically with a designated Linked Website.

15. ":CUE AUDIO COMPONENT" means a brief audio tone (the "SCREECH") in which encoded information is embedded to direct the :CRQ Software to a designated Linked Website which is played by a television speaker. The Screech shall be accompanied by a sound(s) or musical phrase that is mutually chosen by DCCI and Belo (the "AUDIO SERVICE MARK") that is played by a television speaker at the minimum volume required to guarantee the operation of the :CRQ :Cue Technology; provided, that the volume of the Screech and the Audio Service Mark shall always be identical and shall never exceed fifty-two (52) decibels; provided, further, that if Belo and DCCI are unable to agree upon the specific sound(s) or musical phrase to be used, then a single musical note selected by DCCI shall be used. The :Cue Audio Component will always be broadcast or transmitted simultaneously with the :Cue

         Visual Service Mark. The :Cue Audio Component will be furnished by DCCI at the request of Belo from DCCI's server in accordance with the terms of this Agreement.

16. ":CUE REPORT" means a list of all Belo :Cues telecast during each calendar month during the Term by Belo or any sublicensee, including at least an identification of the type of :Cue telecast, the originating Belo Station or third party station, if applicable, and the date and time when the applicable :Cue was telecast.

17. ":CUE USER DATA" means any and all data and information collected during the registration process (e.g., name, e-mail address, address, sex, etc.), as well as any and all data, information and content related to Belo :Cues (but not the look, feel or presentation of such content) collected by or on behalf of DCCI during the Term concerning :CRQ Software users who have received a :Cue broadcast or transmitted by a Belo Station and accessed a Linked Website via such :Cue.

18. ":CUE VISUAL SERVICE MARK" means the animated version of DCCI's service mark (i.e., an inverse bass-clef or such other service mark as DCCI shall determine) as furnished by DCCI to Belo that will give television viewers a visual cue that the :Cue is being transmitted; provided, that the animation of the :Cue shall be substantially similar to that demonstrated to Belo's technical staff on or before the Effective Date. The :Cue Visual Service mark shall appear (underscan and small screen title safe) in the lower right quadrant of the television or monitor viewing area, shall appear in a size that is (a) 40 pixels from left to right and (b) 32 lines from top to bottom on a conventional television set, and which :Cue Visual Service Mark shall always appear in its entirety. The :Cue Visual Service Mark shall always be broadcast or transmitted simultaneously with the :Cue Audio Component. The Visual Service Mark will be furnished to Belo by DCCI in the form of a graphics element prior to the commencement of the Term.

19. "DCCI ICON" means the DCCI icon or button or other graphic element in the form of the :Cue Visual Service Mark, and accompanying explanatory text to be mutually agreed by the Parties (with Belo not to unreasonably withhold or delay its agreement thereto), appearing on Belo-Related Linked Websites or Affiliated Websites which, when activated by a computer user, will allow the user to download the :CRQ Software and which DCCI Icon will be readily legible to the average user.

20. "DCCI MARKS" means the trademarks, trade names, service marks, logos, domain names and other indicia owned or controlled by or licensed by DCCI or any Affiliate relating to DCCI or any Affiliate which are specified on Exhibit V attached hereto.

21. "DCCI'S VIRTUAL NETWORK" means the border controlled by DCCI surrounding Linked Websites accessed via the :CRQ Software and consisting of (i) a vertical bar on the side of the computer screen or monitor ("THIRD PARTY BANNER BAR"), and (ii) a horizontal bar on the bottom side of the computer screen or monitor ("CATEGORY TAB BAR"). Unless modified by the viewer, the maximum width of the Third Party Banner Bar will be 100 pixels and the maximum height of the Category Tab Bar will be 60 pixels. The Third Party Banner Bar and Category Tab Bar will be dynamic (i.e., their size, color and other characteristics will be adjusted depending on the Linked Site), but the icons and text contained on each bar will be readily legible to the average user and the DCCI Virtual Network will be designed and delivered to the user containing HTML Size 1 links.

22. "ENCODING HARDWARE" means DCCI's proprietary hardware that DCCI will furnish Belo prior to commencement of the Term for use by the Belo Stations use during the Term, subject to the terms and conditions of this Agreement, which Encoding Hardware will allow the Belo
         Stations to insert :Cues into live programming.

23. "INTELLECTUAL PROPERTY" means all patents and patent applications; trademarks, service marks, and trademark or service mark registrations and applications, trade names, Internet domain names, and general intangibles of like nature, together with all goodwill related to the foregoing; copyrights, copyright registrations, renewals and applications for copyrights; trade secrets and other proprietary information and know-how.

24. "LAUNCH DATE" means the date on which a package of the :CRQ Software and :Cat Scanner is distributed to at least five (5) million persons and at least five (5) million persons have loaded or downloaded the :CRQ Software and registered through the use thereof.

25. "LINKED WEBSITE" means the website address (or other address acceptable to DCCI) furnished by Belo to DCCI in connection with each :Cue requested by Belo. DCCI shall enable, and Belo shall maintain, links from :Cues transmitted by Belo during the Term to associated Linked Websites for one hundred eighty (180) days from the first telecast of the :Cue (and Belo shall notify DCCI of such dates within thirty (30) days of the telecast), subject to the terms and conditions set forth in this Agreement; provided, that this 180-day period shall not be abridged with respect to any particular :Cue by any expiration of this Agreement or termination by Belo of this Agreement. During the Term, after the aforementioned 180-day period when a Belo :Cue is no longer in use, DCCI shall try to recycle such :Cues back to Belo when Belo requests a :Cue from DCCI; and during the Term (and for particular :Cues during the aforementioned 180-day period to the extent they may extend beyond the Term) shall try not to assign such :Cues to third parties. After the 180-day period, DCCI may terminate links to Belo-Related Linked Websites and/or other Linked Websites, and/or insert a message to be displayed to viewers activating a :Cue created during the Term notifying them that the :Cue is no longer available.

26. "NBC STATIONS" means local, over-the-air, broadcast television stations or cable television channels or program services that are owned and operated by the National Broadcasting Company, Inc.

27. "NON-BELO LINKED WEBSITES" means Linked Websites that are not Belo-Related Websites.

28. "PERMITTED :CUES" means Content, Promotional and Commercial :Cues, in the quantities per time period specified in this Agreement.

29. "PERSON" means an individual or a corporation, partnership, limited liability company, joint venture, trust or any other entity or organization.

30. "PERSONAL DATA" means data relating to the personal identity of the party to whom the data relates, such as name, phone number, address or any similar information that could identify a party as a particular individual, which data shall not be shared with Belo hereunder notwithstanding any other provision contained in this Agreement.

31. "PRIME TIME" means 8:00 p.m. through 11:30 p.m. in the Eastern Time Zone, 7:00 p.m. through 10:30 p.m. in the Central and Mountain Time Zones, and 8:00 p.m. through 11:30 p.m. in the Pacific Time Zone.

32. "PROMOTIONAL :CUE" means a :Cue created by DCCI at the request of Belo and telecast in (i) a spot promoting programming of a Belo Station,
         (ii) in a corporate promotional spot for the Belo Station itself or Belo-Related Linked Website, or (iii) public service announcements and
         (iv) other promotional spots; and in all of the foregoing cases, where the Linked Website relates primarily to the subject matter of the promotion and where no payment or other consideration is received.

33. "QUARTER" means each three (3) month period during the Term that is ninety (90) days following the Launch Date.

                                   EXHIBIT II

                                    FEE TABLE

------------------------------------------------------------------------------------------------------------------------------------
                  DMA-STATION                              FIXED ANNUAL LICENSE FEE                     PERSONAL COMMERCIAL :CUE FEE
------------------------------------------------------------------------------------------------------------------------------------
Dallas/Fort Worth, Texas--WFAA                                      $350,000                                          $350
------------------------------------------------------------------------------------------------------------------------------------
Houston, Texas--KHOU                                                $350,000                                          $350
------------------------------------------------------------------------------------------------------------------------------------
Seattle/Tacoma, Washington--KING                                    $350,000                                          $350
------------------------------------------------------------------------------------------------------------------------------------
Seattle/Tacoma, Washington--KONG                                   No Charge                                       No Charge
------------------------------------------------------------------------------------------------------------------------------------
St. Louis, Missouri--KMOV                                           $200,000                                          $200
------------------------------------------------------------------------------------------------------------------------------------
Portland, Oregon--KGW                                               $200,000                                          $200
------------------------------------------------------------------------------------------------------------------------------------
Charlotte, North Carolina--WCNC                                     $200,000                                          $200
------------------------------------------------------------------------------------------------------------------------------------
San Antonio, Texas--KENS                                            $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Hampton/Norfolk, Virginia--WVEC                                     $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
New Orleans, Louisiana--WWL                                         $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Louisville, Kentucky--WHAS                                          $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Tulsa, Oklahoma--KOTV                                               $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Spokane, Washington--KREM                                           $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Spokane, Washington--KSKN                                          No Charge                                       No Charge
------------------------------------------------------------------------------------------------------------------------------------
Tucson, Arizona--KMSB                                               $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Tucson, Arizona--KTTU                                               $25,000                                           $25
------------------------------------------------------------------------------------------------------------------------------------
Boise, Idaho--KTVB                                                  $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Austin, Texas--KVUE                                                 $100,000                                          $100
------------------------------------------------------------------------------------------------------------------------------------
Phoenix, Arizona--KTVK                                              $350,000                                          $350
------------------------------------------------------------------------------------------------------------------------------------
Phoenix, Arizona--KASW                                             $175,000*                                         $175*
------------------------------------------------------------------------------------------------------------------------------------
*Subject to Paragraph D(1) of the
Principal terms
------------------------------------------------------------------------------------------------------------------------------------
CABLE NEWS CHANNEL** (see footnote)
         on following page)
------------------------------------------------------------------------------------------------------------------------------------
Texas                                                              $25,000                                      Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
Northwest (i.e., Washington, Oregon,                               $25,000                                      Not Applicable
Idaho)
------------------------------------------------------------------------------------------------------------------------------------
Arizona                                                            $25,000                                      Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
New Orleans, Louisiana                                             $15,000                                      Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
Norfolk/Portsmouth/                                                $15,000                                      Not Applicable
Newport News, Virginia
------------------------------------------------------------------------------------------------------------------------------------
Louisville, Kentucky                                               $15,000                                      Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
St. Louis, Missouri                                                $15,000                                      Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
Tulsa, Oklahoma                                                    $15,000                                      Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
Charlotte, North Carolina                                          $15,000                                      Not Applicable
------------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT II
                                FEE TABLE (CON'T)


         ** Belo represents and warrants that it has an operational Belo Cable News Channel and associated website in the Northwest (i.e., Washington, Oregon, Idaho). With respect to the foregoing Belo Cable News Channel, Belo shall pay DCCI the applicable Fixed Annual License Fee effective as of the beginning of the Initial Payment Period, except as otherwise set forth in Paragraph B of the Principal Terms.

         Belo represents and warrants that it has operational Belo Cable News Channels, but no associated websites, in (a) Texas, (b) Arizona; (c) New Orleans, Louisiana; and (d) Norfolk/Portsmouth/Newport News, Virginia. With respect to the Belo Cable News Channel in Texas, Belo shall pay DCCI the applicable Fixed Annual License Fee, which fee shall be due on the earliest of the following dates: (i) the date on which Belo has launched the website for the Texas Belo Cable News Channel; (ii) the date on which Belo telecasts the first :Cue on the Texas Belo Cable News Channel; or (iii) January 1, 2001. The applicable Fixed Annual License Fee shall be prorated based on the length of the Term remaining after the earliest date set forth in the immediately preceding sentence.

         Belo represents and warrants that it has neither operational Belo Cable News Channels nor associated websites in (a) Louisville, Kentucky; (b) St. Louis, Missouri; (c) Tulsa, Oklahoma; or (d) Charlotte, North Carolina. With respect to the foregoing four (4) Belo Cable News Channels, and with respect to the operational Belo Cable News Channels in Arizona, New Orleans, Louisiana and Norfolk/Portsmouth/Newport News, Virginia (where Belo has operational Belo Cable News Channels but no associated websites), Belo shall pay DCCI the Fixed Annual License Fee on the earlier of the following dates:
(a) the date on which the applicable website becomes operational, or (b) the date on which the applicable Belo Cable News Channel telecasts the first :Cue on the applicable Belo Cable News Channel. The applicable Fixed Annual License Fee shall be prorated based on the length of the Term remaining after the earliest date set forth in the immediately preceding sentence.

         In the event DCCI during the Term wishes to enter into negotiations with a third party cable channel or program service in a market in which Belo does not yet have an operational Belo Cable News Channel, DCCI shall notify Belo of the existence of such intention, whereupon Belo shall have thirty (30) days from receipt of such notice to advise DCCI in writing that it intends to begin operation of a Belo Cable News Channel and related website in the applicable market within one hundred twenty (120) days from the date DCCI furnished Belo with notice. If DCCI does not receive such notice of intention from Belo within the foregoing thirty (30) day period, or if Belo notifies DCCI that it will not have a Belo Cable News Channel and related website operational by the end of the one hundred twenty (120) day period, then Belo shall have no further rights with respect to the applicable Belo Cable News Channel and DCCI shall be free to enter into an agreement or other arrangement with any other third party.

                                   EXHIBIT III
                               DCCI SERVICE LEVELS

         The DCCI Service levels are intended to: (i) enable the Belo Stations to understand clearly what level of service to expect from DCCI, (ii) enable DCCI to understand clearly what level of service to provide to the Belo Stations, and (iii) define what measures and actions should be taken if that level of service is not provided.

         1. TELEPHONE SUPPORT. DCCI shall make available to the Belo Stations technical support via e-mail or telephone. DCCI shall provide appropriate technical support personnel who shall have a sufficient level of skill and experience in order to handle all reasonably foreseeable problems with the :CRQ :Cue Technology, the Encoding Hardware, the CRQ Software, the DCCI Virtual Network, the Encoding Hardware and the other hardware and software used by DCCI in association therewith (the "DCCI Systems").

         2. UPTIME. DCCI shall provide the services specified in this Agreement such that they are available and accessible for 99.8% of the time during each calendar month. Downtime will be not be deemed to have occurred where the interruption is the result of circumstances or caused beyond the reasonable control of DCCI.

         3. SCHEDULED MAINTENANCE. DCCI shall schedule maintenance for various nodes of its network to minimize impact on the Belo Stations. DCCI shall schedule these windows corresponding to the recognized activity on the network services in order to achieve that goal. A subscription based e-mail mailing list shall be made available to each Belo Station which will announce in advance these schedule outages and impacts.

         4. DELIVERY OF :CUE AUDIO COMPONENTS. In order for :Cues to be successfully deployed by the Belo Stations, the applicable Belo Station must request and receive :Cue Audio Component from DCCI for insertion into the audio portion of the television signal. Such request may be made by Belo Stations via the CM Internet system made available by DCCI to the Belo Stations. DCCI commits to delivering such Audio Components to the applicable Belo Stations such that it is received with in two (2) hours of receipt of the request; provided, that DCCI will not be deemed to have failed to meet this obligation to the extent such DCCI will not be deemed to have failed to meet this obligation to the extent such failure is due to circumstances or caused beyond the reasonable control of DCCI.

         5. DIRECTION TO LINKED WEBSITES. In order for viewers to obtain the benefits of the :Cues, the viewer's Internet browser must be accurately directed to the Linked Websites specified by the applicable Belo Station in a timely manner. DCCI commits that if a viewer of a Permitted :Cue has complied with DCCI's specifications regarding the installation of hardware and software, such viewer's Internet browser will be directed to the Linked Website specified by the applicable Belo Station within an average of thirty
(30) seconds of the time the applicable Audio Component is telecast; provided, that DCCI will not be deemed to have failed to meet this obligation to the extent such failure is due to circumstances or causes beyond the reasonable control of DCCI.

         6. PROBLEM MANAGEMENT. DCCI shall continuously monitor the performance of its systems and shall promptly notify each Belo Station of any bug or other problem which has or is likely to result in a failure by DCCI to meet the standards set forth herein. If a permanent repair cannot be made, a temporary resolution (bypass and recovery) will be implemented and a permanent repair implemented thereafter as soon as possible. DCCI shall maintain sufficient staff and resources in order to achieve the high level of service described in this Agreement and this Exhibit III.

         7. REMEDIES. In the event that any failure on the part of DCCI to comply with the standards set forth in this Exhibit III results in the failure of a Commercial :Cue to be properly received by viewers, then with respect to each such failure, each affected Belo Station shall receive one (1) "make good" Commercial :Cue plus one (1) additional free Commercial "Cue. In the event that any series of failures on the part of DCCI to comply with the standards set forth in this Exhibit III results in the failure of a four (4) Content :Cues and/or Promotional :Cues to be properly received by viewers, then with respect to each such four (4) failures, each affected Belo Station shall receive four (4) "make good" Promotional or Content :Cues plus one (1) additional free Promotional or Content :Cue.

         8. CONTACT MANAGERS. Each Belo Station and DCCI shall specify an account manager (each, an "Account Manager") who shall be the primary points of contact for problems and inquiries under the Agreement, and each Account Manager shall provide the Account Managers with such information and assistance as may be reasonably requested by the Account Managers from time to time. DCCI and each Belo Station may change its designated Account Manager by giving the Account Managers written notice of such change.